EXHIBIT 4.2

RNC GOLD INC.

AMENDED AND RESTATED STOCK OPTION PLAN

1.	INTERPRETATION:

        For the purposes of this Plan, the following terms shall have the following meanings:

(a)	“Associate” has the meaning ascribed thereto under Section 1(1) of the Securities Act (Ontario);

(b)	“Board” means the board of directors of the Company;

(c)	“Company” means RNC Gold Inc.;

(d)	“Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Company or a subsidiary has a contract for management or consulting services;

(e)	“Eligible Person” means, subject to all applicable laws, any employee, senior officer, director or Consultant of the Company or any Subsidiary or any personal holding corporation controlled by an officer or director of the Company or any Subsidiary;

(f)	“Insider” has the meaning ascribed thereto under Section 1(1) of the Securities Act (Ontario), except that a person who falls within the definition “Insider” solely by virtue of being a director or senior officer of a Subsidiary shall not be considered to be an Insider for the purposes hereof;

(g)	“Option” means an option to purchase Shares granted to an Eligible Person pursuant to the terms of the Plan;

(h)	“Participant” means Eligible Persons to whom Options have been granted;

(i)	“Plan” means this Amended and Restated Share Option Plan of the Company;

(j)	“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise;

(k)	“Shares” means the common shares of the Company;

(l)	“Subsidiary” means any company that is a subsidiary of the Company as defined under Section 1(4) of the Securities Act (Ontario); and

(m)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person.

        Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

        This Plan and all matter which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

2.      PURPOSE: The purpose of this Plan is to encourage ownership of the Shares by directors, officers and employees of the Company, and its Subsidiaries thereof and Consultants, who are primarily responsible for the management and profitable growth of its business and to advance the interests of the Company by providing additional incentive for superior performance by such persons and to enable the Company and its Subsidiaries to attract and retain valued directors, officers, employees and Consultants.

3.      ADMINISTRATION: The Plan shall be administered by the Board. Subject to the limitations of the Plan, the Board shall have the authority:

(a)	to grant options to purchase Shares to Eligible Persons;

(b)	to determine the terms, limitations, restrictions and conditions respecting such grants;

(c)	to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable, and

(d)	to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable.

The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Company and all other persons.

4.     SHARES SUBJECT TO THE PLAN: The maximum number of Shares which may be reserved and set aside for issue under this Plan shall be 2,800,000, provided that the Board shall have the right, from time to time, to increase such number subject to the approval of the shareholders of the Company.

        Any Shares subject to an Option which for any reason is cancelled or terminated without having been exercised shall again be available for grants under the Plan. No fractional Shares shall be issued, and the Board may determine the manner in which fractional share value shall be treated.

5.      PARTICIPATION: Options shall be granted under the Plan only to Eligible Persons designated from time to time by the Board and shall be subject to the approval of such regulatory authorities as may have jurisdiction.

6.      TERMS AND CONDITIONS OF OPTIONS: The terms and conditions of each option granted under the Plan (an “Option”) shall include the following, as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Board including those contained in any stock option agreement entered into between the Company and an Participant:

(a)	Option Price: The option price of any Shares in respect of which an Option may be granted shall be fixed by the Board but shall be not less than the market price of the Shares at the time the Option is granted. For the purpose of this subparagraph 6(a), “market price” shall be deemed to be the closing price as reported by the Toronto Stock Exchange on the day immediately preceding the day upon which the Option is granted, or if not so traded, the average between the closing bid and asked prices thereof as reported for the day immediately preceding the day upon which the Option is granted. In the resolution allocating any Option, the Board may determine that (i) the date of grant of the Option shall be a future date determined in the manner specified in such resolution, in which case, for the purpose of this subparagraph (a), “market price” shall be deemed to be the weighted average trading price of the Shares as reported by the Toronto Stock Exchange for five (5) trading days preceding the date of the grant, and (ii) the date or dates of the vesting of the Option shall be a future date or dates determined in the manner specified in such resolution. The Board may also determine that the option price per share may escalate at a specified rate dependent upon the date on which any Option may be exercised by the Participant.

(b)	Payment: The full purchase price of Shares purchased under an Option shall be paid in cash or certified funds upon the exercise thereof, and upon receipt of payment in full, but subject to the terms of the Plan, the number of Shares in respect of which the Option is exercised shall be duly issued as fully paid and nonassessable. A holder of an Option shall have none of the rights of a shareholder until the Shares are issued to him.

(c)	Term of Option: Options may be granted under this Plan exercisable over a period not exceeding five (5) years. Each Option shall be subject to earlier termination as provided in subparagraph 6(e).

(d)	Exercise of Option: Subject to the provisions contained in subparagraph 6(e), no Option may be exercised unless the Participant is then an Eligible Person. This Plan shall not confer upon the Participant any right with respect to continuation of employment by the Company. Absence on leave approved by an officer of the Company or of any Subsidiary authorized to give such approval shall not be considered an interruption of employment for any purpose of the Plan. Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the transfer agent of the Company at Toronto of written notice of exercise specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price of the Shares then being purchased.

(e)	Termination of Options: Any Option granted pursuant hereto, to the extent not validly exercised, will terminate on the earlier of the following dates:

(i)	the date of expiration specified in the Option agreement or in the resolution of the Board granting such Option, as the case may be, being not more than five (5) years after the date upon which the Option was granted;

(ii)	ninety (90) days after the Participant ceases to be an Eligible Person, other than by reason of retirement, permanent disability or death. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant;

(iii)	one hundred and eighty (180) days after the date of the death of the Participant during which period the Option may be exercised by the Participant’s legal representative or the person or persons to whom the deceased Participant’s rights under the Option shall pass by will or the applicable laws of descent and distribution, and only to the extent the Participant would have been entitled to exercise the Option on the date of death; and

(iv)	ninety (90) days after termination of the Participant’s employment by reason of pennanent disability or retirement under any retirement plan_ of the Company or any Subsidiary, during which ninety (90) day period the Participant may exercise the Option to the extent he was entitled to exercise it at the time of such termination, provided that if the Participant shall die within such ninety (90) day period, then such right shall be extended to ninety (90) days following the date of death of the Participant and shall be exercisable only by the persons described in clause 6(e)(iii) hereof and only to the extent therein set forth.

(f)	Nontransferability of Stock Option: No Option shall be transferable by the Participant other than by will or the laws of descent and distribution and such Option shall be exercisable during his lifetime only by the Participant.

(g)	Applicable Laws or Regulations: The Plan, the grant and exercise of Options hereunder and the Company’s obligation to sell and deliver Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any stock exchange on which the Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Company, be required. The Company shall not be obligated by any provision of the Plan or the granting of any Option hereunder to issue or sell Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or the Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Shares hereunder in violation of this provision shall be void. In addition, the Company shall have no obligation to issue any Shares pursuant to the Plan unless such Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Shares are listed for trading. Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

7.      LIMITATIONS ON GRANT:

(a)	Subject to subparagraph 7(b), the aggregate number of Shares in respect of which Options have been granted and remain outstanding under the Plan shall not at any time:

(i)	when taken together with all of the Company’s Share Compensation Arrangements then either in effect or proposed, be such as could result, within a one-year period, in the issuance:

(A)	to Insiders of a number of Shares exceeding 10%; or.

(B)	to any one Insider and such Insider’s Associates of a number of Shares exceeding 5%;

(C)	of a number of Shares exceeding 10%;

of the number of issued and outstanding Shares (on a non-diluted basis) as at the commencement of such one-year period;

(ii)	in the case of any one person, exceed 5% of the number of issued and outstanding Shares (on a non-diluted basis) at that time; or

(iii)	when taken together with all of the Company’s Share Compensation Arrangements then either in effect or proposed, exceed 10% of the issued and outstanding Shares (on a non-diluted basis) at that time; or

For the purposes of this paragraph, the number of issued and outstanding Shares shall be determined on a non-diluted basis and shall exclude Shares issued pursuant to Share Compensation Arrangements during the preceding one-year period. In addition, Options to purchase Shares granted prior to the Participant becoming an Insider shall be excluded.

(b)	Notwithstanding subparagraph 7(a), the aggregate number of Shares in respect of which Options have been granted and remain outstanding under the Plan may exceed the limits specified in clauses (i) and (iii) of subparagraph 7(a), but only on the condition that all necessary regulatory and shareholder approvals are obtained no later than the next following annual general meeting of shareholders and provided that no Shares may be issued in respect of Options granted prior to such approvals.

8.      ADJUSTMENTS IN SHARES SUBJECT TO THE PLAN:

(a)	Subdivisions and Redivisions: In the event of any subdivision or redivision or subdivisions or redivisions of the Shares at any time while any Option is outstanding into a greater number of Shares, the Company shall thereafter deliver at the time of exercise of any Option, in lieu of the number of Shares in respect of which such Option is then being exercised, such greater number of Shares as would result from said subdivision or redivision or subdivisions or redivisions had such Option been exercised before such subdivision or redivision or subdivisions or redivisions without the Participant making any additional payment or giving any other consideration therefor.

(b)	Consolidations: In the event of any consolidation or consolidations of the Shares at any time while any Option is outstanding into a lesser number of Shares, the Company shall thereafter deliver, and the Participant shall accept, at the time of exercise of any Option, in lieu-of the number of Shares-in respect of which such Option is then being exercised, such lesser number of Shares as would result from such consolidation or consolidations had such Option been exercised before such consolidation or consolidations.

(c)	Reclassifications/Changes: In the event of any reclassification or change or reclassifications or changes of the Shares at any time while any Option is outstanding, the Company shall thereafter deliver at the time of exercise of any Option hereunder the number of securities of the Company of the appropriate class or classes resulting from said reclassification or change or reclassifications or changes as the Participant would have been entitled to receive in respect of the number of Shares in respect of which such Option is then being exercised had such Option been exercised before such reclassification or change or reclassifications or changes.

(d)	Other Capital Reorganizations: In the event of any capital reorganization of the Company at any time while any Option is outstanding, not otherwise covered in this paragraph 8 or’ a consolidation, amalgamation or merger with or into any other entity or the sale of the properties and assets as or substantially as an I entirety to any other entity, the Participant if he has not exercised his Option prior to the effective date of such reorganization, consolidation, amalgamation, merger or sale, upon the exercise of such Option thereafter, shall be entitled to receive and shall accept in lieu of the number of Shares then subscribed for by him but for the same aggregate consideration payable therefor, the number of other securities or property or of the entity resulting from such merger, amalgamation or consolidation or to which such sale may be made, as the case may be, that the Participant would have been entitled to receive on such capital reorganization, consolidation, amalgamation, merger or sale if, on the record date or the effective date thereof, he had been the registered holder of the number of Shares so subscribed for.

(e)	If the Company at any time while any Option is outstanding shall pay any stock dividend or stock dividends upon the Shares, the Company will thereafter deliver at the time of exercise of any Option in addition to the number of Shares in respect of which such Option is then being exercised, such additional number of securities of the appropriate class as would have been payable on the Shares so purchased if such Shares had been outstanding on the record date for the payment of such stock dividend or dividends.

(f)	The Company shall not be obligated to issue fractional Shares in satisfaction of its obligations under the Plan or any Option and the Participant will not be entitled to receive any form of compensation in lieu thereof.

(g)	If at any time the Company grants to its shareholders the right to subscribe for and purchase pro rata additional securities or of any other corporation or entity, there shall be no adjustments made to the number of Shares or other securities subject to the Options in consequence thereof and the Options shall remain unaffected.

(h)	The adjustment in the number of Shares issuable pursuant to Options provided for in this paragraph 8 shall be cumulative.

(i)	On the happening of each and every of the foregoing events, the applicable provisions of the Plan and each of them shall, ipso facto, be deemed to be amended accordingly and the Board shall take all necessary action so as to make all necessary adjustments in the number and kind of securities subject to any outstanding Options (and the Plan) and the exercise price thereof.

9.      AMENDMENT AND TERMINATION OF PLAN AND OPTIONS: Subject in all cases to the approval of all stock exchanges and regulatory authorities having jurisdiction over the affairs of the Company, the Board may from time to time amend or revise the terms of the Plan (or any Option granted thereunder) or may terminate the Plan (or any Option granted thereunder) at any time provided however that no such action shall, without the consent of the Participant, in any manner adversely affect a Participant’s rights under any Option theretofore granted under the Plan.

10.      EFFECTIVE DATE AND DURATION OF PLAN: The Plan becomes effective on the date of its adoption by the Board and Options may be granted immediately thereafter. The Plan shall remain in full force and effect until such time as the Board shall terminate the Plan, and for so long thereafter as Options remain outstanding in favour of any Participant.

11.     APPROVAL OF PLAN: The establishment of the Plan shall be subject to approval of the shareholders of the Company (the “Shareholders”). In addition, all Options granted pursuant to the Plan prior to the approval thereof by the Shareholders shall also be subject to approval of the Shareholders; provided that all Options granted subsequent to such approval shall not require approval by the Shareholders unless such approval is required by the regulatory authorities or stock exchanges having jurisdiction over the affairs of the Company.